Exhibit 4.16

CUSIP No. 316773 CG 3

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREINAFTER AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York Corporation (“DTC”), to Fifth Third Bancorp or its agent for registration or transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

FIFTH THIRD BANCORP

Floating Rate Subordinated Notes due 2016

THIS SECURITY IS NOT A DEPOSIT AND IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

No. 1	$250,000,000.00

Fifth Third Bancorp, a corporation duly organized and existing under the laws of Ohio (herein called the “Company”, which term includes any successor Person under the Indenture referred to hereinafter), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of Two Hundred Fifty Million Dollars ($250,000,000.00) on December 20, 2016 (the “Maturity Date”) and to pay interest thereon from December 20, 2006 (the “Original Issue Date”) or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at the rate per annum determined in accordance with the provisions hereof, until the principal hereof is paid or duly provided for; provided that any principal (and premium, if any) and any instalment of interest, which is overdue shall bear interest at such rate (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until the date they are paid or made available for payment, and such interest shall be payable on demand.

The Company shall pay interest on March 20, June 20, September 20 and December 20 of each year, commencing on March 20, 2007 (each, an “Interest Payment Date”); provided that if an Interest Payment Date (other than the Interest Payment Date that falls on the Maturity Date)

would otherwise be a day that is not a Business Day, the Interest Payment Date will be postponed to the next day that is a Business Day; provided, further, that if that Business Day is in the next succeeding calendar month, the Interest Payment Date will instead be the immediately preceding Business Day. The Interest Payment Date that falls on the Maturity Date will not be changed.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name this Security (or one or more predecessor Securities evidencing all or a portion of the same debt as this Security) is registered at the close of business on the Regular Record Date for such Interest Payment Date. The “Regular Record Date” shall be the fifteenth calendar day (whether or not a Business Day) prior to the applicable Interest Payment Date. “Business Day” means any day that is not a Saturday or Sunday, and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York, and that is also a London Business Day. A “London Business Day” is a day on which dealing in U.S. dollars are transacted in the London interbank market.

Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture referred to hereinafter.

The per annum interest rate borne by this Security for each Interest Period shall be LIBOR (determined by the Calculation Agent as described below) for such Interest Period plus 0.42%; provided that the per annum interest rate borne by this Security for the initial Interest Period will be LIBOR determined by the Calculation Agent using December 18, 2006 as the Interest Determination Date for such initial Interest Period (the “Initial Base Rate”) plus 0.42%. The initial Interest Period will be the period from and including the Original Issue Date to, but excluding, March 20, 2007, and the subsequent “Interest Periods” will be the periods from and including an Interest Reset Date to, but excluding, the next Interest Reset Date.

“Interest Reset Date” means every March 20, June 20, September 20 and December 20, commencing March 20, 2007; provided that if an Interest Reset Date (other than the Interest Reset Date that falls on the Maturity Date) would otherwise be a day that is not a Business Day, the Interest Reset Date will be postponed to the next day that is a Business Day; provided, further, that if that Business Day is in the next succeeding calendar month, the Interest Reset Date will instead be the immediately preceding Business Day. The Interest Reset Date that falls on the Maturity Date will not be changed.

“LIBOR” as determined by the Calculation Agent means:

(1) the offered rate per annum for three-month deposits in U.S. dollars on the relevant Interest Determination Date as that rate appears on Moneyline Telerate page 3750 as of 11: 00 A.M., London time, on the relevant Interest Determination Date.

(2) if the rate described in clause (1) above does not appear on Moneyline Telerate page 3750 at such time, LIBOR will be determined by the Calculation Agent on the basis of the rates, at approximately 11:00 A.M., London time, on the relevant Interest Determination Date, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: three-month U.S. dollar deposits, beginning on the relevant Interest Reset Date, and in a Representative Amount. The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the relevant Interest Determination Date will be the arithmetic mean of the quotations.

(3) if fewer than two quotations are provided as described clause (2) above, LIBOR for the relevant Interest Determination Date will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M. New York City time on that Interest Determination Date, by three major banks in New York City selected by the Calculation Agent: three-month loans of U.S. dollars, beginning on the relevant Interest Reset Date, and in a Representative Amount.

(4) if fewer than three banks selected by the Calculation Agent are quoting as described in clause (3) above, LIBOR for the new Interest Period will be LIBOR in effect for the prior Interest Period. If the Initial Base Rate has been in effect for the prior Interest Period, however, it will remain in effect for the new Interest Period.

“Interest Determination Date” means two London Business Days prior to the first day of each Interest Period.

“Representative Amount” means an amount that, in the Calculation Agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

“Moneyline Telerate page” means the display on Moneyline Telerate, Inc., or any successor service, on the page or pages specified in this Security or any replacement page or pages on that service.

Wilmington Trust Company shall be the “Calculation Agent.” The Calculation Agent’s determination of any interest rate, and its calculation of the amount of interest for any Interest Period, will be final and binding in the absence of manifest error.

At the request of the Holder hereof, the Calculation Agent shall provide the Holder hereof the interest rate then in effect and, if determined, the interest rate that will be in effect for the next Interest Period with respect to this Security.

Interest payable on this Security on any Interest Payment Date or on the Maturity Date will include interest accrued from, and including, the preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from, and including, the Original Issue Date specified above if no interest has been paid or duly provided for, as the case may be) to, but excluding, such Interest Payment Date or Maturity Date, as the case may be. Interest will be calculated using the actual number of days in an Interest Period and a 360 day year. For each Interest Period, the Calculation Agent will calculate the amount of accrued interest on this Security by multiplying the face amount of this Security by an accrued interest factor for the Interest Period. The factor will equal the sum of the interest factors calculated for each day during the Interest Period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360.

All percentages resulting from any calculation relating to this Security will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point, e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655). All amounts used in or resulting from any calculation relating to this Security will be rounded upward or downward, as appropriate, to the nearest cent, with one-half cent being rounded upward.

Notwithstanding anything herein to the contrary, the interest rate on this Security will in no event be higher than the maximum rate permitted by New York State law, as it may be modified by United States law of general application.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the Person entitled thereto as specified in the Securities Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture referred to hereinafter or be valid or obligatory for any purpose.

In Witness Whereof, the Company has caused this instrument to be duly executed.

Dated: December 20, 2006

FIFTH THIRD BANCORP

By:
Christopher G. Marshall, Executive Vice President and Chief Financial Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the Indenture referred to hereinafter.

Wilmington Trust Company, As Trustee

By:
Authorized Officer
Dated: December 20, 2006

[Reverse of Security]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an indenture, dated as of May 23, 2003 (the “Original Indenture”), between the Company and Wilmington Trust Company, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), as supplemented by a First Supplemental Indenture between the Company and the Trustee dated as of December 20, 2006 (the “First Supplemental Indenture” and together with the Original Indenture herein called the “Indenture”), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the holders of Senior Indebtedness and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof. The Company may, without notice to or the consent of any Holder, issue additional Securities having the same ranking, interest rate, maturity and other terms as the Securities of this series. Any such additional Securities may be considered to be part of this series of Securities. The Company may, without notice to or the consent of any Holder, issue or incur Senior Indebtedness.

The Company covenants and agrees, and each Holder of a Security of this series, by his acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner set forth in Article Fourteen of the Indenture, the indebtedness represented by the Securities of this series and the payment of principal of (and premium, if any) and interest on each and all of the Securities of this series are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness as provided in such Article.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $5,000 and integral multiples of $1,000 in excess of $5,000. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York.